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One Johnson & Johnson Plaza
New Brunswick, NJ 08933

April 3, 2019

Dear Fellow Shareholder:

By now you should have received a copy of Johnson & Johnson’s 2019 Proxy Statement (the “Proxy Statement”), along with the proxy card or notice of Internet availability of proxy materials.

As Chairman of the Compensation & Benefits Committee (the “Committee”) of the Board of Directors of Johnson & Johnson (the “Company”) I am writing to you today to ask for your support by voting in accordance with the recommendations of our Board on all proposals. In particular, I am asking for you to vote “FOR” our Advisory Vote to Approve Named Executive Officer Compensation (“Say on Pay”) (Item 2).

To assist you in evaluating our Say on Pay proposal, I would like to provide you with additional information concerning a compensation decision that we made during 2018 for Sandra A. Peterson, a former Named Executive Officer who retired from the Company on October 1, 2018. Ms. Peterson had responsibility for the Consumer and Medical Device Sectors, Supply Chain, Information Technology, Quality and other areas of the Company. Her broad range of responsibilities and deep institutional knowledge reinforced the need for a smooth and orderly transition.

Specifically, I would like to share with you additional context for the $10 million supplemental severance payment that the Company agreed to pay Ms. Peterson in connection with her transition and separation agreement. The Committee unanimously viewed this severance agreement as appropriate and in the best interests of Johnson & Johnson.

•
In May of 2018, for succession planning and other reasons, the Company took the decision to restructure its business and remove the Medical Device business, the Company’s second largest business, from Ms. Peterson’s responsibilities. This constituted a “severance event” under the Company’s severance plan. Accordingly, Ms. Peterson became eligible to receive severance under the severance plan.

•	The Committee considered the following facts in determining the $10 million supplemental severance payment amount:

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The value of the outstanding equity awards that Ms. Peterson forfeited. As noted on pages 78 and 89 of our Proxy Statement Ms. Peterson would be forfeiting her entire 2016 and 2017 LTI awards and the non-prorated portion of her 2018 LTI awards. As of October 1, 2018, these forfeitures were worth approximately $34.5 million.

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Prorated vesting of certain equity awards to other employees in similar termination situations. For employees below our Executive Committee, 2016 and 2017 LTI awards would be pro-rated based on the portion of the 3-year vesting period worked in the event of a termination due to a specified divestiture or reduction in force. Ms. Peterson, having been involved in divestitures and reductions in force, was aware of the application of this policy to unvested 2016 and 2017 LTI awards for other employees and it was a reference point in the Committee’s deliberations. As of October 1, 2018, the pro rata portion of her 2016 and 2017 LTI awards that would have vested had the Committee applied the policy to Executive Committee members was approximately $20.2 million.

•
While the $10 million supplemental severance payment negotiated with Ms. Peterson was in addition to what she would have received under the severance plan (approximately $1 million), the payment facilitated a prompt and orderly departure and ensured a smooth transition of responsibilities without a prolonged dispute, and potential litigation. It also allowed the benefit of a non-compete and non-solicitation agreement.

For the reasons set forth above, I urge you to vote “FOR” our Say on Pay proposal (Item 2). Even if you have already voted, you can change your vote at any time before the 2019 Annual Meeting as described in more detail in our Proxy Statement.

If you have any questions or require assistance in voting your shares or changing your vote, please contact our proxy solicitor, Morrow Sodali, at 800-662-5200.

I appreciate your time and consideration on these matters and ask for your support of the Board’s recommendation. Our Proxy Statement, this supplemental proxy material and our 2018 Annual Report, are available at http://www.investor.jnj.com/gov/annualmeetingmaterials.cfm.

/s/ Ronald A. Williams

Ronald A. Williams
Chairman, Johnson & Johnson Compensation & Benefits Committee